Exhibit 99

Heritage Financial Group Agrees to Purchase Lake City Branch from Atlantic Coast Federal Corporation

ALBANY, Ga.--(BUSINESS WIRE)--September 2, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it has signed a definitive agreement to purchase a branch in Lake City, Florida, owned by Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank. The transaction is expected to close in the fourth quarter of 2009, subject to regulatory approval and other customary conditions, and will result in the transfer of approximately $12 million in loans and $45 million in deposits along with the branch office there. The Company expects to retain the four employees currently located at the branch.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to announce the proposed purchase of this branch, which will continue our efforts to expand prudently to new markets. Representing our second market in Florida since entering the state three years ago, this expansion fills in our footprint between Albany and Ocala. Moreover, we believe Lake City is attractive in terms of the competitive environment and offers us the opportunity to grow with additional products and services, and we look forward to serving the community and building a strong and visible presence there."

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through eight full-service banking offices. As of June 30, 2009, the Company reported total assets of approximately $471.0 million, total stockholders' equity of approximately $62.1 million and a Total Risk-Based capital ratio of 19.8%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer